UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities exchange act of 1934

Date of report (Date of earliest event reported): December 1, 2005

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 1, 2005, Mike Liddell resigned from his positions as Chief Executive Officer and President of Gulfport Energy Corporation (the “Company”) and James D. Palm was appointed as the new Chief Executive Officer of the Company. Mr. Liddell will continue to serve as Chairman of the Board and a director of the Company.

Mr. Palm, 61, is the manager and owner of Crescent Exploration, LLC, an independent oil and gas exploration company operating primarily in Oklahoma, the Texas Panhandle and Kansas, which he founded in 1995. Mr. Palm currently serves as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission. From October 2001 through October 2003, Mr. Palm served as the Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Masters Degree in Business Administration in 1971, both from Oklahoma State University.

The Company and Mr. Palm have entered into an oral agreement with respect to Mr. Palm’s compensation and benefits, pursuant to which Mr. Palm will be entitled to an annual salary of $200,000 and, at the discretion of the Board of Directors of the Company, an annual cash incentive bonus. Mr. Palm will be granted options to acquire 200,000 shares of the Company’s common stock at an exercise price of $11.20 per share and will also be eligible to participate in all insurance, retirement and benefits plans available to other Company employees.

A copy of the Company’s press release announcing Mr. Palm’s appointment as our Chief Executive Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1*	Gulfport Energy Corporation Press Release, dated December 5, 2005.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFPORT ENERGY CORPORATION

By:	/s/ Michael Moore
Michael Moore Vice President and Chief Financial Officer

Date: December 7, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1*	Gulfport Energy Corporation Press Release, dated December 5, 2005.

*	Filed herewith.